HCC INSURANCE HOLDINGS, INC.

ANNOUNCES EXCHANGE OFFER FOR 2.00% CONVERTIBLE NOTES DUE 2021

      HOUSTON (October 19, 2004). HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today, that it has commenced an exchange offer for all of its 2.00% Convertible Notes due 2021 (the “Old Notes”) as part of its strategy to increase its financial flexibility.

      There will be an open conference call on Thursday, October 21, 2004 at 9:00 a.m. EST when management will answer any questions relating to this exchange offer. The number to call is 1-866-238-1422. There will not be a replay of this conference call.

      In accordance with the terms and subject to the conditions of the exchange offer, HCC is offering to exchange $1,000 principal amount of 2.00% Convertible Exchange Notes due 2021 (the “New Notes”) for each $1,000 principal amount of Old Notes. The exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

      The New Notes will have substantially similar terms to the Old Notes, except that (i) HCC may repurchase the New Notes at any time on or after September 1, 2007 rather than September 1, 2006 as provided in the Old Notes, (ii) any holder of New Notes may require HCC to repurchase their New Notes on September 1, 2007, September 1, 2011, and September 1, 2016 rather than September 1, 2006, September 1, 2008, September 1, 2011 and September 1, 2016 as provided in the Old Notes and (iii) the New Notes provide for additional rights upon a change of control. In addition, upon conversion, the conversion consideration may be paid in stock or a combination of cash and stock, provided, HCC has the right to make an irrevocable election to pay the conversion consideration only in cash. The exchange offer will expire at 5:00 p.m., New York City time, on November 18, 2004, unless the offer is extended by HCC (as the same may be extended, the “expiration date”). The right to withdraw tendered Old Notes will also expire at 5:00 p.m., New York City time, on the expiration date.

      This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of HCC’s common stock, the Old Notes or the New Notes. Holders of Old Notes are strongly encouraged to read the Tender Offer Statement including the Confidential Memorandum, the related Letter of Transmittal and other offer documents when they become available, because they will contain important information. The solicitation of offers to exchange Old Notes will only be made pursuant to the Tender Offer Statement, and all other offer documents, which will be delivered to the holders of Old Notes at no expense to them. The Tender Offer Statement and all other offer documents, when filed with the Securities and Exchange Commission. will also be available for no charge at the Securities and Exchange Commission’s web site at www.sec.gov. The exchange agent for the exchange offer is Wachovia Bank, National Association. Additional information concerning the terms of the exchange offer and copies of the Confidential Offering Memorandum and related documents, which describe the exchange offer in greater detail, may be obtained from the exchange agent at

Wachovia Bank, National Association
1525 West WT Harris Blvd.
Charlotte, North Carolina 28288-1153
Attention: Marsha Rice
(704) 590-7413.

      HCC’s board of directors is not making any recommendation to holders of Old Notes as to whether or not they should tender any Old Notes pursuant to the exchange offer.

      HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets of more than $5 billion, shareholders’ equity of over $1 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.

Contact:	L. Byron Way, Vice President

HCC Insurance Holdings, Inc.
Telephone: (713) 690-7300

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect HCC are set forth in its periodic reports filed with the Securities and Exchange Commission.

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